Right Management Consultants, Inc.

                        Plan Document and SERP Agreement

                       Right Management Consultants, Inc.
                Supplemental Executive Retirement Plan ("SERP")


                                Table of Contents

Section 1 - Statement of Purpose                                          2

Section 2 - Definitions                                                   2

Section 3 - Eligibility and Participation                                 4

Section 4 - Retirement Benefit                                            5

Section 5 - Survivor Benefit                                              6

Section 6 - Change in control; Termination of Employment                  6

Section 7 - Disability Benefit and Authorized Leave of Absence            7

Section 8 - Restrictive Covenant                                          7

Section 9 - Administration                                                8

Section 10 - Company-Owned Life Insurance  ("COLI")                       9

Section 11 - Miscellaneous                                                9

Section 12 - Construction                                                11

Exhibit A -  Specimen SERP Agreement                                     13

Exhibit B -  Board of Directors Plan Summary                             15

Exhibit C -  Board of Directors Adoption Resolution                      17

Exhibit D -  Participant Beneficiary Designation                         18

Exhibit E -  U.S. Department of Labor Notification                       19

Exhibit F -  Proxy Disclosure                                            20









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Section 1 - Statement of Purpose


This Plan (as herein defined) is designed and implemented for the purpose of providing to a limited group of key management or highly compensated employees of the Company (as herein defined) who are largely responsible for the Company's success the opportunity to receive deferred compensation in the form of supplemental executive retirement benefits, thereby increasing the incentive for such key employees to remain in the employ of the Company and to make the Company more profitable. Special payments shall be made to Participants (as herein defined) upon retirement or death and are intended to provide Participants with additional financial security.


Section 2 - Definitions


2.1 "Accrued Benefit" means a Participant's  retirement benefit, as described in
Section 4 hereof.

2.2 "Actuarial Equivalent" means, with respect to a given benefit, any other benefit provided under the terms of the Plan which has the same present or equivalent value on the date the given benefit payment commences, based on the use of actuarial equivalent factors adopted by the Company and being used to value the Plan liabilities at the time of the calculation.

2.3 "Beneficiary" means any person or persons designated by a Participant in writing on a form satisfactory to the Company. In the absence of any living designated beneficiary, a deceased Participant's Beneficiary shall be the deceased Participant's then living spouse, if any, for his or her life; if none, or from and after such spouse's death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.

2.4 "Board" means the Board of Directors of the Company, or any committee of such Board that is authorized to oversee, administer and amend the Plan.

2.5 "Change of Control" means the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (hereinafter called "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13e-3 promulgated under the Act) of 30-percent or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50-percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated the Company's then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.

2.6  "Company"  means  Right  Management   Consultants,   Inc.,   including  any
subsidiaries, successors and assigns thereto. The Company is a corporation.

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

2.7 "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder, which renders him or her incapable of continuing his or her usual and customary employment with the Company. The Disability of a Participant shall be determined by a licensed physician selected by the Company.

2.8 "Early Retirement Date" means a date on which a Participant retires from the Company on or after attaining age fifty-five (55) and at least one (1) year of Participation in the Plan, then having completed at least ten (10) years of employment service with the Company.

2.9      "Effective Date" means December 31, 1999.

2.10 "High Average Recognized Compensation" means the Recognized Compensation (as defined herein) of a Participant for each of the three (3) consecutive calendar years of his or her employment service with the Company which produce the highest annual average. If a Participant has been in the employ of the Company for more than one (1) calendar year but less than three (3) calendar years, then the High Average Recognized Compensation for that Participant shall be based upon that Participant's actual calendar years of service. If a Participant has served with the Company for less than one (1) year, then the High Average Recognized Compensation for that Participant shall be equal to the Participant's Recognized Compensation.

2.11 "Normal Retirement Date" means the date on which a Participant retires from the Company on or after attaining age sixty-five (65) and at least one (1) year of Participation in the Plan.

2.12 "Participant" means an employee of the Company selected by the Board for participation in the Plan in accordance with Section 3 hereof, and who has not for any reason become ineligible to participate further in this Plan. An individual shall be deemed to continue as a Participant until all benefits payable to the Participant under this Plan have been distributed.

2.13 "Plan" means the Right Management Consultants, Inc. Supplemental Executive Retirement Plan ("SERP") as contained in this document, including all amendments thereto.

2.14 "Plan Year" means the twelve month period commencing on January 1 of each year and ending the following December 31.

2.15 "Recognized Compensation" means the annual compensation level to be used for purposes of the Plan in determining the amount of benefits to which a Participant is entitled. Each Participant's Recognized Compensation shall be that amount listed in that Participant's SERP Agreement (as herein defined).

2.16 "SERP Agreement" means a written agreement between a Participant and the Company in substantially the form attached hereto as Exhibit A.

2.17 "Termination for Cause" means the termination of a Participant's employment with the Company for any one or more of the following reasons: (a) embezzlement or theft from the Company, or other acts of dishonesty in dealing with the Company; (b) use by the Participant of alcohol, drugs, narcotics, or other controlled substances to such an extent that the Participant's ability to perform his or her duties as an employee of the Company is materially impaired;
(c) conviction of a crime amounting to a felony under the laws of the United States of America or any of the several states; (d) when the seriousness of an initial infraction is of such gravity that termination is warranted; or, (e) when prior attempts through corrective counseling have failed to

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

improve performance, attendance, conduct or any combination thereof. The determination of whether or not there has been a Termination for Cause shall be made by the Board provided that, if the terminated Participant is a member of the Board, he or she shall not participate in the determination.

2.18 "Year of Service" means a period of twelve consecutive months during which a Participant is employed by the Company. Unless otherwise provided in his or her SERP Agreement, in determining a Participant's Years of Service, he or she shall receive credit for service from and after his or her most recent employment commencement date.


Section 3 - Eligibility and Participation


3.1 Eligibility. The Board, in its sole discretion, shall select the employees of the Company who are eligible to become Participants. The Board, in its sole discretion, shall designate for each selected Participant, whether he or she shall be a Category 1 or a Category 2 Participant.

3.2 Participation. The Board, or its designee shall notify those employees selected for participation of the Category they have been selected for and of the benefits available under the Plan. An eligible employee becomes a Participant in the Plan upon the execution and delivery by him or her and the
Company of a SERP Agreement. Thereafter, a Participant shall remain a Participant as long as he or she is continuously employed by the Company.

3.3 Suicide. Notwithstanding any other term or provision of this Plan or any SERP Agreement, this Plan and the applicable SERP Agreement shall be void and of no force or effect with respect to any Participant who dies by reason of suicide within two (2) years after the date of his or her SERP Agreement, and no benefit of any kind shall be payable under this Plan to such Participant, his or her Beneficiary or any other person claiming under him or her.















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Section 4 - Retirement Benefit


4.1 Normal Retirement Benefit. If a Participant is continually employed by the Company until his or her Normal Retirement Date, he or she shall be entitled to receive as a normal retirement benefit annual payments equal to that percentage of his or her High Average Recognized Compensation specified in his or her SERP Agreement. This normal retirement benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant's Normal Retirement Date and continuing for the remainder of the Participant's life. Upon attaining a Participant's Normal Retirement Date, a Participant shall be 100% vested in his or her normal retirement benefit. The percentage of his or her High Average Recognized Compensation shall be determined as follows:

4.1.a. A Category 1 Participant's normal retirement benefit shall be equal to 40% of his or her High Average Recognized Compensation.

4.1.b. A Category 2 Participant's normal retirement benefit shall be equal to 20% of his or her High Average Recognized Compensation, reduced proportionately for total service less than 20 years, and for Plan participation less than 5 years.

4.2 Early Retirement Benefit. If a Participant is employed by the Company until his or her Early Retirement Date, he or she shall be entitled to receive an early retirement benefit equal to the Actuarial Equivalent amount of his or her Accrued Benefit which is vested, in accordance with Section 6.2, at such Early Retirement Date. This early retirement benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant's actual retirement, continuing for the remainder of the Participant's life.

4.3 Death After Commencement of Retirement Benefit. If a Participant should die prior to the completion of one-hundred-twenty (120) monthly payments, such monthly payments shall be continued to the Participant's Beneficiary until the completion of one-hundred-twenty (120) combined monthly payments.

4.4 Alternate Form of Payment. The Company may, in its sole and absolute discretion, approve a retiring Participant's request of an alternate form of payment of the benefit, in which case such payments shall be in the amount of the Actuarial Equivalent of the normal form of benefit hereunder.

4.5  Forfeiture of Benefits.  Notwithstanding  the foregoing  provisions of this
Section 4, a Participant shall forfeit all benefits under the Plan if his or her employment with the Company terminates by reason of a Termination for Cause or if he or she violates the restrictive covenant set forth in Section 8 hereof.









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



Section 5 - Survivor Benefit


5.1 Survivor Benefit. If a Participant dies while employed by the Company, the Company shall pay to the Beneficiary of the Participant the survivor benefit specified in the Participant's SERP Agreement. This survivor benefit shall be equal to that percentage of his or her Recognized Compensation specified in his or her SERP Agreement. .


Section 6 -Change in Control; Termination of Employment


6.1 Termination Benefit. If a Participant terminates employment with the Company prior to attaining his or her Early Retirement Date, other than by reason of death or Disability, said Participant shall be entitled to his or her vested percentage of his or her Accrued Benefit as determined in Section 6.2 herein, payable commencing upon the Participant's attaining Normal Retirement Date.

6.2 Vested Percentage. (1) A Participant's vested percentage shall be determined in accordance with the following schedule:

(A) Category 1 Participants - The vested percentages shall be 5% for each year of service with the Company plus 10% for each year of Plan participation. For example, if prior to reaching his Early Retirement Date a Category 1 employee terminates employment with 5 years of total service with the Company and 3 years of Plan participation, the employee would be 55% vested (5 times 5% plus 3 times 10%)

(B)  Category 2 Participants.

 Completed Years of Plan Participation          Participant Vested Percentage
                   1                                       20.00
                   2                                       40.00
                   3                                       60.00
                   4                                       80.00
               5 or more                                  100.00%

(2) If a Participant terminates employment with the Company prior to attaining his or her Early Retirement Date by reason of a Termination for Cause, he or she shall not be entitled to any benefits under the Plan.

6.3 Change of Control (1) Notwithstanding anything to the contrary herein, upon a Change of Control of the Company, then, for purposes of this Plan, for each of the individuals who was a Participant in the Plan and employed by the Company immediately prior to such change, it shall be deemed that the Participant has remained in the employ of the Company and continued as a participant in the Plan until the earlier to occur of: (a) the Participant's death; or (b) the Participant's attaining his or her Normal Retirement Date. In such case, the Participant, at his or her sole discretion, shall be entitled to commence receipt of the Actuarial Equivalent amount of his or her normal retirement benefit at any time after termination of employment.


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

Furthermore, if at the time a Change of Control occurs, the Company had established a trust in accordance with Section 9.5 hereof, the Company shall be required to transfer cash and/or other assets to said trust in an amount equal to the discounted present value of all of the future benefits payable hereunder to the Participants or Beneficiaries. The discount rate shall be the 5-Year
United States Treasury Note rate as published on the first day of the month immediately preceding the date on which the determination is made, compounded annually. If these rates are no longer published, the discount rate shall be some other similar average selected by the Board in its sole discretion. The provisions of this paragraph 6.3 shall not apply to any transaction where the Executive Officers, as designated by the Company, immediately prior to the Change of Control own 20% or more of the entity after the transaction.



Section 7 - Disability Benefit and Authorized Leave of Absence



7.1 Disability Benefit. Notwithstanding anything to the contrary herein, if a Participant's employment with the Company is terminated prior to attaining his or her Early Retirement Date as a result of the Participant's Disability, then, for purposes of this Plan, it shall be deemed that the Participant has remained in the employ of the Company until the earliest to occur of: (a) the Participant's death; (b) the Participant's attaining his or her Early Retirement Date; or (c) the cessation of the Participant's Disability and the failure of the Participant to return to active employment with the Company within a reasonable time after recovery from the Disability.

7.2 Authorized Leave of Absence. A Participant's employment with the Company shall not be deemed to have terminated for purposes of this Plan during any authorized leaves of absence.


Section 8 - Restrictive Covenant


8.1 Restrictive Covenant. It shall be a condition to the payment of benefits under this Plan that, during the first one-year period after termination of employment or retirement, the Participant does not own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business that is then in competition with the Company. If there is a failure of this condition, the Company may immediately cease all further payments to the Participant under the Plan, and the Participant and his or her Beneficiary shall be deemed to have forfeited all further payments otherwise payable.



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



Section 9 - Administration


9.1 General. The Plan shall be administered by the Board or its designee. The Board shall have the authority, subject to the terms of the Plan, to construe the provisions of the Plan and to adopt rules and regulations and make all determinations necessary or advisable for the administration of the Plan. The Board shall make all determinations as to rights to benefits under the Plan. No member of the Board shall be liable for any action of determination made in good faith with respect to the Plan or any SERP Agreement. Any decision by the Board denying a claim by a Participant or a Beneficiary for benefits under the Plan shall be stated in writing and delivered or mailed to the Participant or Beneficiary at his or her last known address. Such decision shall set forth the specific reasons for the denial of benefits. In addition, the Board shall afford a reasonable opportunity to the Participant or Beneficiary for a full and fair review of the decision denying such claim.

9.2 Participant Statement. The Company shall provide each Participant on an annual basis with a statement showing that Participant's current and projected Survivor Income Benefit (as defined herein) and Retirement Benefit (as defined herein) under the Plan.

9.3 Interpretation. The interpretation and construction of the Plan by the Board, and any action taken hereunder, shall be binding and conclusive upon all parties in interest. No member of the Board shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.

9.4 Authority to appoint a Committee. The Board, within its discretion, shall have the authority to appoint a committee of not less than three (3) of its members which shall have authority over the Plan in lieu of the entire Board.

9.5 Authority to establish a Trust. The Board shall have the right at any time to establish a trust to which the Company may transfer from time to time certain assets to be used by said trustee(s) to satisfy some or all of the Company's obligations and liabilities under the Plan. All assets held by such trust shall be subject to the claims of the Company's creditors in the event of the Company's Insolvency (as defined herein). The Company shall be considered "Insolvent" for purposes of said trust if: (a) the Company is unable to pay its debts as they become due; and (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

9.6 Prepayment. The Board may, in its sole and absolute discretion, prepay all or any part of the monthly installments remaining to be paid to the Participant or the Beneficiary under this Plan. The amount of such prepayment shall equal the Actuarial Equivalent of the remaining monthly installments being prepaid, as determined by the Board in its discretion, and receipt thereof by the Participant or Beneficiary shall be in full satisfaction of all remaining obligations of the Company under the Plan and applicable SERP Agreement.


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


9.7 Amendment and Termination of the Plan. The Company reserves the right, at any time and from time to time, by action of the Board, to amend or terminate the Plan. Notwithstanding the foregoing, no such amendment or termination shall reduce (a) the benefits (including survivor benefits) of a Participant (or Beneficiary) to whom payments under this Plan had then commenced, or (b) the benefits (including survivor benefits) of a Participant who has then attained his or her Early Retirement Date, or (c) the benefits (including survivor benefits) of a Participant whose employment with the Company has been terminated. In addition, each other Participant employed by the Company on the date of such amendment or termination shall be entitled to benefits (including survivor benefits) under this Plan, at such time as such benefits would have been paid absent such amendment or termination, in an amount equal to the amount that would have been paid under the Plan if he or she had terminated employment on the day immediately preceding the date of such amendment or termination of the Plan.


Section 10 - Company-Owned Life Insurance  ("COLI")


10.1 Company Owns All Rights. In the event that, in its discretion, the Company purchases a life insurance policy or policies insuring the life of any Participant to allow the Company to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein. The Company shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Company as described in Section 9 hereof.

10.2 Participant Cooperation. If the Company decides to purchase a life insurance policy or policies on any Participant, the Company will so notify each Participant. Each Participant shall consent to being insured for the benefit of the Company and shall take whatever actions may be necessary to enable the Company to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

10.3 Participant Misrepresentation. If: (a) any Participant is required by this Plan to submit information to any insurance carrier; and (b) the Participant makes a material misrepresentation in any application for such insurance; and
(c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then the Participant's (or the Participant's Beneficiary's) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced in proportion to the reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.


Section 11 - Miscellaneous


11.1 Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to


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

anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan or any SERP Agreement shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Board, cease and terminate, and in such event, the Board may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Board may deem proper.

11.2 Unsecured Company Liability. The obligation of the Company to make payments hereunder to a Participant shall constitute an unsecured liability of the Company. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payments shall be made. Neither a Participant nor any other person shall have any interest in any particular asset of the Company by reason of its obligations hereunder, and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.

11.3 No Employment Agreement. Neither the execution of this Plan or any SERP Agreement nor any other action taken by the Company pursuant to this Plan shall be held or construed to confer on a Participant any legal right to be continued as an employee of the Company or to restrict the right of the Company to terminate his or her employment.

11.4 Designation of Beneficiary. Each Participant shall file with the Company a notice in writing, in a form acceptable to the Board, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Company.

11.5 Payment to Incompetents. The Company shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Beneficiary. The Company shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate. Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Company therefore.

11.6 Claims for Benefits. Each Participant or other person claiming any benefit under this Plan must give written notification thereof to the Company. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following: (a) the specific reason for the denial; (b) specific reference to the Plan provision on which the denial is based; (c) description of additional information necessary for the claimant to



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present his or her claim,  if any, and an  explanation  of why such  material is necessary; (d) an explanation of the Plan's claims review procedure. The claimant will have 60 days to request a review of any denial by the Board. The request for review must be in writing and delivered to the Board, which will then provide a full and fair review. The claimant may review pertinent documents, and he or she may submit issues and comments in writing. The decision by the Board with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to specific Plan provisions on which it is based.

11.7 Binding Effect. Obligations incurred by the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his or her Beneficiaries, personal representatives, heirs, and legatees.

11.8 Entire Plan. This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

11.9 Merger, Consolidation or Acquisition. In the event of a merger or consolidation of the Company with another corporation or entity, or the acquisition of the outstanding stock of the Company by another corporation or entity, then and in such event the obligation and responsibilities of the Company under this Plan shall be assumed by any such successor or acquiring corporation or entity, and all of the rights, privileges and benefits of the Participant hereunder shall continue.

11.10 Enforceability. If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.


Section 12 - Construction


12.1 Governing Law. This Plan shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania.

12.2 Gender. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

12.3 Headings, etc. All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by the Board of Directors of the Company, is executed by the duly authorized officers of the Company as of the Effective Date.

                                      Right Management Consultants, Inc.



                                      By: /S/ RICHARD J. PINOLA
                                          ---------------------

                                          Chairman and Chief Executive Officer

                                          {Name and Title}
                                          (Corporate Seal)

Attest:



/S/ CHARLES J. MALLON
Secretary